VIA FAX September 5, 2008

Encorium Group 1275 Drummers Lane Suite 100 Wayne, PA 19087 Attn: Kai Lindevall, Chief Executive Officer

Dear Kai:

The purpose of this letter is to formally notify you of my resignation from Encorium’s board of directors effective immediately. The primary reason for my resignation is a growing lack of confidence in your ability to provide information necessary for me to effectively represent the shareholders. This concern was underscored by your recent request that the board abandon the company’s planned merger—without your delivery of any substantive details regarding plans to address the resulting risks—despite the fact that within a matter of days the company would have had clear evidence regarding Chardan’s ability to close the transaction. Additionally, I was surprised to hear during our discussion this morning that you were previously aware of litigation between the U.S. Government and Mr. Propper and failed to provide such information to the Board. In today’s litigious environment, it simply makes no sense to serve as a board member without full faith and confidence in the flow of information from management to the board, and these recent actions have significantly undermined my confidence.

I wish you and the Company luck in your future endeavors.

Sincerely,

/s/ Christopher F. Meshginpoosh Christopher F. Meshginpoosh